Exhibit 99.1

ONYX EMS, LLC

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Shareholders of

Sparton Corporation

Schaumburg, Illinois

We have audited the accompanying consolidated balance sheet of Onyx EMS, LLC and subsidiary (the “Company”) as of November 30, 2011, and the related consolidated statements of income, cash flows and member equity for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Onyx EMS, LLC as of November 30, 2011, and the results of its consolidated operations and its consolidated cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Grand Rapids, Michigan

January 31, 2013

ONYX EMS, LLC

CONSOLIDATED BALANCE SHEET

November 30, 2011

(Dollars in thousands)

Assets
Current assets:
Cash and cash equivalents	$8
Accounts receivable, net of allowance for doubtful accounts of $776	5,866
Inventories	7,600
Deferred income taxes	1,141
Prepaid expenses and other current assets	247

Total current assets	14,862
Property, plant and equipment, net	6,419
Goodwill	14,956

Total assets	$36,237

Liabilities and Member Equity
Current liabilities:
Current portion of long-term debt	$99
Accounts payable	4,160
Accrued compensation and employee benefits	1,867
Other accrued expenses	306

Total current liabilities	6,432
Long-term debt, less current portion	1,477
Deferred income taxes	1,617
Other long-term liabilities	178

Total liabilities	9,704
Commitments and contingencies
Member equity	26,533

Total liabilities and member equity	$36,237

See Notes to consolidated financial statements.

ONYX EMS, LLC

CONSOLIDATED STATEMENT OF INCOME

For the Year Ended November 30, 2011

(Dollars in thousands)

Net sales	$52,000
Cost of goods sold	42,613

Gross profit	9,387
Operating expense:
Selling and administrative expenses	5,676

Operating income	3,711

Other (income) expense:
Interest expense, net	548
Other, net	(90)

Total other expense, net	458

Income before income taxes	3,253
Provision for income taxes	(1,312)

Net income	$1,941

See Notes to consolidated financial statements.

ONYX EMS, LLC

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Year Ended November 30, 2011

(Dollars in thousands)

Cash Flows from Operating Activities:
Net income	$1,941
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,149
Deferred income tax expense	1,276
Changes in operating assets and liabilities:
Accounts receivable	2,329
Inventories	(98)
Prepaid expenses and other current assets	296
Accounts payable and accrued expenses	555

Net cash provided by operating activities	7,448
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(2,168)

Net cash used in investing activities	(2,168)
Cash Flows from Financing Activities:
Net repayments to member	(2,195)
Repayments of long-term debt	(97)
Distributions to member	(3,102)

Net cash used in financing activities	(5,394)

Net decrease in cash and cash equivalents	(114)
Cash and cash equivalents at beginning of year	122

Cash and cash equivalents at end of year	$8

Supplemental disclosure of cash flow information:
Cash paid for interest	$548
Cash paid for income taxes	$23

See Notes to consolidated financial statements.

ONYX EMS, LLC

CONSOLIDATED STATEMENT OF MEMBER EQUITY

For the Year Ended November 30, 2011

(Dollars in thousands)

Balance at November 30, 2010	$27,694
Net income	1,941
Distributions to member	(3,102)

Balance at November 30, 2011	$26,533

See Notes to consolidated financial statements.

ONYX EMS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Business

The consolidated financial statements include the accounts of Onyx EMS, LLC and its wholly-owned subsidiary, Resonant Power Technology, Inc. (the “Company” or “Onyx”).

Onyx (formerly OEM Worldwide, LLC) , with sites in both Watertown, South Dakota and Minneapolis, Minnesota, primarily manufactures medical devices for original equipment manufacturers and emerging technology companies, including products for cardiovascular diagnostics, hearing assistance, patient temperature and warming, point-of-care diagnostics, and surgical equipment used in intraosseous medicine. The Company also has a presence in the industrial market providing products such as precision measurement instruments for monitoring air quality and pollution, commercial fire and smoke alarm systems, sensing tools, test fixtures, and complex LED assemblies. The Company’s manufacturing facility is registered to ISO standards, including 9001, 13485 and AS9100. The Company had minimal sales outside the United States.

(2) Summary of Significant Accounting Policies

Basis of presentation and principles of consolidation — The consolidated financial statements include the accounts of Onyx and its wholly-owned subsidiary. The Company’s fiscal year ends on November 30. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All significant intercompany accounts and transactions have been eliminated in consolidation. Subsequent events have been evaluated through January 31, 2013, the date these financial statements were issued.

Use of estimates — Management of the Company has made a number of estimates, judgments and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities at the date of the consolidated balance sheet and revenue and expense during the reporting period to prepare these consolidated financial statements in conformity with GAAP. Actual results could differ from those estimates.

Cash — Cash includes cash on hand and demand deposits.

Accounts receivable, credit practices, and allowances for doubtful accounts — Accounts receivable are customer obligations generally due under normal trade terms for the industry. Credit terms are granted and periodically revised based on evaluations of the customers’ financial condition. The Company performs ongoing credit evaluations of its customers and although the Company does not generally require collateral, letters of credit or cash advances may be required from customers in order to support accounts receivable in certain circumstances. The Company maintains an allowance for doubtful accounts on receivables for estimated losses resulting from the inability of its customers to make required payments. The allowance is estimated primarily based on information known about specific customers with respect to their ability to make payments, and future expectations of conditions that might impact the collectability of accounts. When management determines that it is probable that an account will not be collected, all or a portion of the amount is charged against the allowance for doubtful accounts. The Company’s allowance for doubtful accounts at November 30, 2011 was $776 thousand.

Inventories — Inventories are valued at the lower of cost (first-in, first-out basis) or market. Customer orders are based upon forecasted quantities of product manufactured for shipment over defined periods. Raw material inventories are purchased to fulfill these customer requirements. Within these arrangements, customer demands for products frequently change, sometimes creating excess and obsolete inventories. The Company regularly reviews raw material inventories by customer for both excess and obsolete quantities. Wherever possible, the Company attempts to recover its full cost of excess and obsolete inventories from customers or, in some cases, through other markets. When it is determined that the Company’s carrying cost of such excess and obsolete inventories cannot be recovered in full, a charge is taken against income for the difference between the carrying cost and the estimated realizable amount. These cost adjustments for excess and obsolete inventory create a new cost basis for the inventory. The Company recorded inventory write-downs totaling approximately $94 thousand for the year ended November 30, 2011. These charges are included in cost of goods sold for the period. If inventory that has previously been impaired is subsequently sold, the amount of reduced cost basis is reflected as cost of goods sold. The Company experienced minimal subsequent sales of excess and obsolete inventory during the year ended November 30, 2011 that resulted in higher gross margins due to previous write-downs. Such sales and the impact of those sales on gross margin were not material to the year presented.

Property, plant and equipment, net — Property, plant and equipment are stated at cost less accumulated depreciation. Major improvements and upgrades are capitalized while ordinary repair and maintenance costs are expensed as incurred. Depreciation is provided over the estimated useful lives on a straight-line basis. Estimated useful lives generally range from 5 to 40 years for buildings and improvements, 3 to 10 years for machinery and equipment and 2 to 10 years for office equipment.

Goodwill — Goodwill primarily represents the excess of purchase cost of the Company over the value assigned to identified net assets. Goodwill is reviewed for impairment annually or whenever events or changes in business circumstances indicate that it might be impaired. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss would be recognized in an amount equal to the excess of the carrying value of the reporting unit’s goodwill over its implied fair value, not to exceed the carrying amount of the goodwill. The Company’s fiscal 2011 annual test of goodwill did not indicate that the related goodwill was impaired. There was no change in goodwill during the year ended November 30, 2011. In the fourth quarter of 2012, the Company was sold to Sparton Onyx, LLC for $43.25 million plus a net working capital adjustment of $2.19 million, which exceeded the carrying value of the Company.

Impairment of long-lived assets — The Company reviews other long-lived assets that are not held for sale for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is determined by comparing the carrying value of the assets to their estimated future undiscounted cash flows. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset or asset group exceeds the fair value of the asset or asset group. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell and are reviewed quarterly. No impairment has been recognized.

Income taxes — The parent company, Everett Smith Group, Ltd (“ESG”), files a consolidated federal tax return which includes the operations of the Company. The Company records its taxes on a standalone basis. While ESG may use the net operating loss carryforwards generated by the Company in the consolidated tax return, they are reflected in the Company’s deferred tax assets based on the amount not yet realized by the Company. The Company pays ESG for any federal tax liability.

The Company estimates its taxes in each of the jurisdictions of operation which involves management estimating the actual current tax expense together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. Deferred income taxes are based on enacted income tax rates in effect on the dates temporary differences between the tax and accounting bases of assets and liabilities are expected to reverse and tax credit carryforwards are utilized. The Company must then assess the likelihood that the deferred tax assets will be recovered from future taxable income and to the extent realization is not more likely than not, the Company must establish a valuation allowance. Future taxable income depends on the ability to generate income in excess of allowable deductions. To the extent the Company establishes a valuation allowance or increases this allowance in a period, an expense is recorded within the tax provision in the consolidated statement of income. Significant management judgment is required in determining the Company’s provision for income taxes, its deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. No valuation allowance was recorded as of November 30, 2011.

Revenue recognition — The Company’s net sales are comprised primarily of product sales, with supplementary revenues earned from engineering and design services. Standard contract terms are FOB shipping point. Revenue from product sales is generally recognized upon shipment of the goods; service revenue is recognized under the percentage of completion method. Shipping and handling costs are included in cost of goods sold.

Advertising Costs — The Company expenses advertising costs as they are incurred. Advertising expense was insignificant for the year ended November 30, 2011.

Fair value measurements — Current assets and current liabilities are recorded at cost which approximates their fair values because of the short-term nature of these instruments. Goodwill is measured on an annual basis for impairment. See “Goodwill” above in this note for a discussion of the Company’s non-recurring fair value measurement of goodwill. It is not practical to estimate the fair value of the Company’s long-term debt as excessive costs would be incurred to obtain an independent valuation. As of November 30, 2011, the Company has no assets or liabilities which it measures and carries on its balance sheet at fair value on a recurring basis.

New accounting standards — In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”, which is intended to improve comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. generally accepted accounting principles and International Financial Reporting Standards. This standard clarifies the application of existing fair value measurement requirements including (1) the application of the highest and best use valuation premise, (2) the methodology to measure the fair value of an instrument classified in a reporting entity’s shareholders’ equity, (3) disclosure requirements for quantitative information on Level 3 fair value measurements and (4) guidance on measuring the fair value of financial instruments managed within a portfolio. In addition, the standard requires additional disclosures of the sensitivity of fair value to changes in unobservable inputs for Level 3 securities. This standard is effective for interim and annual reporting periods beginning on or after December 15, 2011. The adoption of this guidance is not expected to have a significant impact on the consolidated financial statements.

In September 2011, the FASB issued ASU No. 2011-08, “Testing Goodwill for Impairment”, which amends existing guidance by giving an entity the option to first assess qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount. If this is the case, companies will need to perform a more detailed two-step goodwill impairment test which is used to identify potential goodwill impairments and to measure the amount of goodwill impairment losses to be recognized, if any. ASU No. 2011-08 will be effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The adoption of this guidance is not expected to have a significant impact on the Company’s consolidated financial statements.

(3) Inventories

The following are the major classifications of net inventory at November 30, 2011 (in thousands):

Raw materials	$4,949
Work in process	2,366
Finished goods	285

Total net inventory	$7,600

(4) Property, Plant and Equipment

Property, plant and equipment, net consist of the following at November 30, 2011 (in thousands):

Land and land improvements	$638
Buildings and building improvements	4,016
Machinery and equipment	8,589
Construction in progress	990

Total property, plant and equipment	14,233
Less accumulated depreciation	(7,814)

Total property, plant and equipment, net	$6,419

Construction in progress at November 30, 2011, primarily relates to the expansion of the Watertown, South Dakota, warehouse facility. The expansion is expected to be completed in 2013.

(5) Long-term Debt

Long-term debt consists of the following at November 30, 2011 (in thousands):

Revolving Economic Development & Initiative Fund	$1,065
City of Watertown	485
Auto loan	26

1,576
Less: current portion	(99)

Long-term debt, net of current portion	$1,477

Revolving Economic Development & Initiative Fund

In connection with the construction of the Watertown, South Dakota, manufacturing facility, the Company entered into an agreement with the South Dakota Board of Economic Development (“BED”) for a loan from the Revolving Economic Development & Initiative Fund (“RDI”). The Company issued a promissory note on June 11, 2004 for $1.5 million with interest on the unpaid principal computed from the date of each advance at a rate of 3% per year. Payments were made in monthly installments of $8,321, beginning July 11, 2004 through the May 2009 amendment described below. The promissory note is secured by a mortgage on the Watertown property.

In conjunction with the RDI loan, the Company entered into an employment agreement to meet certain employment projections within 5 years from the date of the employment agreement term or the term of the RDI loan, whichever is longer. If the Company fails to meet the employment projections or substantially changes the nature of the project so that there is loss of employment created by the project in that area of the state, the Company will be considered in default of the loan. In the event of a default, the total indebtedness, including principal and interest, and the payment of liquidated damages (based on a 5 % interest rate versus the 3% rate of the agreement), shall at the option of BED, immediately become due.

The BED agreement was amended on May 28, 2009. In return for extending the unpaid principal balance of $1.209 million to a final due date of June 11, 2014, the Company agreed to a 5% interest rate through the date of maturity. The Company agreed to make monthly payments of $9,561 starting July 11, 2009 with the final balloon payment of principal and interest of $904,714 due on June 11, 2014. The mortgage and employment agreements were also extended to July 11, 2014.

City of Watertown

On July 1, 2004, the Company entered into a loan agreement with the City of Watertown for $650,000, payable over 5 years at a 3% effective interest rate. The loan was for the limited and exclusive purpose of partially funding the construction of the manufacturing building in Watertown, SD. The Company agreed to monthly payments of $3,605, through the July 2009 amendment described below. If the manufacturing operations ceased prior to satisfying the loan obligations, all amounts would immediately become due.

The Watertown agreement was amended on July 1, 2009. In return for extending the unpaid principal balance of $524,667 to a final due date of June 15, 2014, the Company agreed to pay a 5% interest rate through the date of maturity. The Company agreed to make monthly payments of $3,463 starting July 15, 2009 with the final balloon payment of principal and interest of $441,377 due on June 15, 2014. The remaining terms of the original loan agreement remain in place.

Auto loan

In April, 2010, the Company entered into a loan agreement with Ford Credit to finance the purchase of an automobile for $55,970 at 0% interest for 3 years. The Company agreed to monthly payments of $1,555 beginning May 27, 2010.

Other

Long-term debt scheduled principal maturities are as follows ($ in thousands):

Year ending November 30,
2012	$99
2013	92
2014	1,385

$1,576

(6) Income Taxes

ESG files a consolidated federal tax return which includes the operations of the Company. The Company records its taxes on a standalone basis. While ESG may use the net operating loss carryforwards generated by the Company in the consolidated tax return, they are reflected in the Company’s deferred tax assets based on the amount not yet realized by the Company. The Company pays ESG for any federal tax liability.

The provision for income taxes consists of the following components (in thousands):

2011
Current:
U.S. federal	$—
State and local	19

19
Deferred:
U.S. federal	1,160
State and local	133

1,293

Total provision	$1,312

The consolidated effective income tax rate of 40.3% differs from the statutory U.S. federal tax rate of 35%, primarily due to state and local income taxes.

Significant components of deferred income tax assets and liabilities at November 30, 2011 are as follows (in thousands):

Deferred tax assets:
U.S. net operating loss carryovers	$2,456
Allowance for doubtful accounts	296
Inventories	709
Goodwill	156
Employment and compensation accruals	244
Other	5

Gross deferred tax assets	3,866
Deferred tax liabilities:
Property, plant and equipment	(828)
Goodwill	(3,514)

Gross deferred tax liabilities	(4,342)

Net deferred tax liabilities	$(476)

Net deferred income tax liabilities are included in the balance sheet at November 30, 2011 as follows (in thousands):

U.S. net deferred income tax assets, current	$1,141
U.S. net deferred income tax liabilities, non-current	(1,617)

$(476)

Based on its evaluation of fiscal years 2008 – 2011, the years which remain subject to examination by major tax jurisdictions, as of November 30, 2011, the Company had approximately $104 thousand of unrecognized tax benefits, which would affect the effective tax rate if recognized. Unrecognized tax benefits were $87 thousand at November 28, 2010. Any assessment for interest and/or penalties would be classified in the financial statements as selling and administrative expenses. Accrued interest and penalties is not significant. The Company does not expect the total amount of unrecognized tax benefits to increase in the next twelve months and is not aware of any claims for such amounts by federal or state taxing authorities.

(7) Employee Retirement Benefit Plans

Substantially all of the Company’s employees are eligible to participate in the Company’s 401(k) defined contribution plan. The plan allows employees to contribute up to 100% of their eligible compensation up to a maximum amount allowed by law and provides that the Company may, at its discretion, make matching contributions, profit sharing contributions or qualified non-elective contributions. In the year ended November 30, 2011, the Company matched 100% of the first 1% and matched 50% of the next 5% of participants’ basic contributions (maximum Company match is 3.5% of employee’s pay). Amounts expensed related to the Company’s matching contributions and administrative expenses for the plan were approximately $256 thousand during the year ended November 30, 2011.

(8) Commitments and Contingencies

Operating Leases —The Company is obligated under an operating lease agreement for its sales office in Minneapolis, MN. The renewable lease provides for escalating minimum monthly base rental payments, including maintenance, insurance and property taxes. In addition, the Company leases four vehicles. All leases expire in 2014. Rent expense was approximately $63 thousand for the year ended November 30, 2011.

At November 30, 2011, the future minimum annual lease payments under these agreements are as follows (in thousands):

2012	$51
2013	52
2014	22

Total	$125

Guarantor — Onyx is a guarantor of an ESG credit facility with U.S. Bank National Association and others, and of a separate facility with Prudential Investment Management, Inc. and others. A security interest in all assets of Onyx has been granted to secure the debt under the credit facility. There is no recorded liability as of November 30, 2011 for this guarantee. All liens were released on November 15, 2012, the date the Company was acquired by Sparton Onyx, LLC. See Note 12 “Subsequent Events” for more detail.

Contingencies — From time to time, the Company is involved in various legal proceedings relating to claims arising in the ordinary course of business. The Company is currently not a party to any such legal proceedings.

(9) Related Party Transactions

The Company is a wholly-owned subsidiary of ESG. ESG charges the Company on a monthly basis to cover the compensation and benefits of certain management personnel and other services that are performed by ESG including treasury, cash management, tax, risk and benefit management and in house legal services. For the year ended November 30, 2011, the Company was charged $806 thousand which is included in “Selling and administrative expenses” in the Consolidated Statement of Income.

ESG also provides financing to the Company and charges/pays interest at 3% on loans/cash balances held by the Company on a daily basis. On the last banking day of each accounting month end period, any remaining positive cash balance is dividend back to ESG as a distribution to member. There were $3.1 million of distributions to ESG in the year ended November 30, 2011. In addition to the finance charge previously described, ESG charges the Company a 1.5% capital charge on net assets. The Company incurred total net interest expense to ESG of $468 thousand for the year ended November 30, 2011. The amount is included in “interest expense, net” in the Consolidated Statement of Income. The Company had no borrowings from or amounts payable to ESG at November 30, 2011.

(10) Subsequent Events

On November 15, 2012, the Company was acquired by Sparton Onyx, LLC, a Delaware limited liability company and wholly owned subsidiary of Sparton Corporation pursuant to a Unit Purchase Agreement dated November 2, 2012 (the “Purchase Agreement”) for a cash purchase price of $43,250,000, plus $2,188,000 of net working capital adjustments. The Purchase Agreement provides for a holdback equal to 10% of the purchase price for payment of the indemnification obligations and certain purchase price adjustments.

In December 2012, Sparton Onyx, LLC was renamed Sparton Onyx Holdings, LLC. Concurrent with this name change, the Company’s name was changed to Sparton Onyx, LLC.